Exhibit 99.1

USCB Financial Holdings, Inc. President and Chief Executive Officer Appointed as Chairman of the Board, Strengthening Growth and Innovation

MIAMI, June 28, 2023 (GLOBE NEWSWIRE) -- USCB FINANCIAL HOLDINGS, INC. (the “Company”) (NASDAQ: USCB) and its wholly owned bank subsidiary, U.S. Century Bank (the “Bank”), announced today the appointment of Luis de la Aguilera to succeed Aida Levitan, Ph.D. as Chairman of the Board of Directors for both the Company and the Bank. Levitan had served as chairman of the Board since 2017 and will continue to contribute as a valued member of the Board. Mr. de la Aguilera will continue serving as President and Chief Executive Officer.

“As President and CEO of USCB Financial Holdings, Inc., I am honored to assume the additional responsibility of Chairman of the Board. Our unwavering focus remains on organic and sustainable growth, ensuring that USCB Financial Holdings Inc. continues to thrive in a sound and prudent manner. We are poised to become a leading franchise in what I feel is one of the most attractive banking markets in the United States,” said Mr. de la Aguilera. “On behalf of the Board and the entire USCB team, I thank Aida Levitan for her leadership for the past six years.”

About Luis de la Aguilera

De la Aguilera has served as President and Chief Executive Officer of the Company since 2015. During his tenure, he has worked to accelerate growth, drive profitability, and deliver shareholder value. Under his visionary leadership, the Bank launched a successful IPO in July 2021, diversifying the investor base and generating new capital to support growth plans. The Bank has grown into one of the largest community banks headquartered in Miami and one of the leading community banks in the state, with assets exceeding $2.2 billion and a network of 10 banking centers. U.S. Century Bank earned its 5-star rating from BauerFinancial, the nation's leading independent bank rating firm.

An experienced banking professional of forty years, de la Aguilera’s prior roles included serving as President and Chief Executive Officer of TotalBank, overseeing branch-based commercial lending and business development at Ocean Bank, and leading business banking and lending activities at Republic National Bank.

In addition to de la Aguilera's extensive banking background, he is prominent within the Florida Bankers Association, where he served on the board from 2017-2020. Further, he also served from 2012-2015 as a Director of the Florida School of Banking at the University of Florida, Gainesville and continues his association as an associate instructor. Additionally, he was appointed to represent Florida on the American Bankers Association (ABA) Government Relations Council for 2014-2015. In 2017, de la Aguilera was named to the Board of Directors of his alma mater Christopher Columbus High School. He has served on the boards of The Education Fund, the Spain-U.S. Chamber of Commerce, and Our Lady of Lourdes Academy.

A committed advocate for pediatric cancer research and awareness, Mr. de la Aguilera served as a founding board member of the SebastianStrong Foundation (2019-2021) and also served on the Miami-Dade Advisory Board of the American Cancer Society. De la Aguilera graduated from the University of Miami in 1981 with a B.A. in English Literature and a minor in Business administration.

About USCB Financial Holdings, Inc.

USCB Financial Holdings, Inc. is the bank holding company for U.S. Century Bank. Established in 2002, U.S. Century Bank is one of the largest community banks headquartered in Miami, and one of the largest community banks in the state of Florida. U.S. Century Bank is rated 5-Stars by BauerFinancial, the nation’s leading independent bank rating firm. U.S. Century Bank offers customers a wide range of financial products and services and supports numerous community organizations, including the Greater Miami Chamber of Commerce, the South Florida Hispanic Chamber of Commerce, and ChamberSouth. For more information or to find a U.S. Century Bank banking center near you, please call (305) 715-5200 or visit www.uscentury.com.

Contacts:

Investor Relations

InvestorRelations@uscentury.com

Media Relations Martha Guerra-Kattou MGuerra@uscentury.com